Exhibit 99.2


            Comments for First Quarter 2003 Earnings Conference Call
                         Thursday, May 1, 2003 @ 2:30PM

Metrotech Board Room -  Phone # -  718-403-3318
Dial In # 1- 888-552-7850           International Dial in #: 706-645-9166
Replay #: 1- 800-642-1687           International Replay #:  706-645-9291
                           Conference ID #: 9668858

The replay will last through May 8, 2003


1.       Introduction (Mike Taunton)

o    Note: Conference Call Host will read the Disclaimer.

o    Welcome to KeySpan's 2003-First Quarter Earnings Conference Call.

o As is our normal conference call format - Bob Catell will open and close the call with comments on earnings and an update on recent developments. Wally Parker will provide an operational update on our energy delivery and customer operations. Robert Fani will provide an operational update on the asset and supply areas. And Gerry Luterman will follow with a discussion of our financial results. We will then take questions and end the call at 3:00 PM. Also with us today are other officers and members of our Finance Team.

o A copy of the Earnings Press Release is available on our web site if you have not already received an email or fax copy.

o An online web cast of this conference call is also available after the call through our web site -- www.keyspanenergy.com.


Mike to address new disclosure compliance:

- the filing of the 10Q with the issuance of our earnings press release - illustrates our commitment to Reg FD and transparency

- In response to new disclosure regulations adopted by the Securities and Exchange Commission (SEC) as directed by the Sarbanes-Oxley Act of 2002-specifically Regulation G which became effective March 2003, KeySpan will be reporting all of its segment highlights from continuing operations in 2003 and 2002 on an Operating Income basis rather than EBIT, as management believes this Generally Accepted Accounting Principle (GAAP) based measure provides a meaningful measure of the Company's underlying performance from operations



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And now, our Chairman and CEO, Bob Catell

2.       Opening Comments (Robert Catell)

Thanks, Mike, and good afternoon. I am pleased to report on an excellent start to a new year -- driven by the strong performance of our core gas business. Key to this performance was the 12% increase in consolidated operating income. The viability of our strategy was once again reinforced, as we were able to balance the operation of our gas infrastructure in one of the coldest winters in recent history with the continued aggressive growth of our customer base. Also, we continued the successful execution of our financial strategy -- enhancing our balance sheet, and our financial ratios and liquidity position through the recent equity issuance, debt retirement and non-core asset monetization activities.

As you know, the first quarter is a significant contributor to our annual earnings - specifically, from our gas distribution business. With the winter heating season now behind us, we continue to prepare for the summer cooling season and we have already taken a number of steps to ensure the reliability of our generation portfolio in New York and on Long Island.

Let me begin with a discussion of our first quarter earnings - which were in line with our forecast.



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Results
-------

On a consolidated basis, first quarter earnings were on target at $241.8 million, or $1.54 per share as compared to $213.2 million, or $1.52 per share earned in the first quarter of 2002. This included a one-time gain of approximately $19 million, or $0.12 per share in 2003 associated with the recent sale of a portion of our equity interest in Houston Exploration, as well as the impact on earnings per share from the recent equity offering.

As anticipated, first quarter results were driven by our core gas business during the peak winter heating season - which had record gas sendout levels across all of our territories due to the severely cold temperatures - one of the coldest winters recorded in 30 years. Due to the significant planning conducted prior to the heating season - including our gas purchasing practices and use of storage, we mitigated some of the effect of the higher gas prices on our customers. In addition, we continued to successfully market natural gas in the territory, adding more than 9,000 installations during the quarter, which should add approximately $8.5 million in new gross profit margin.

The recent increase in gas commodity prices enhanced the results realized by the Company's exploration and production operations.

In addition, during the quarter we made significant progress on several fronts:


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-    We  completed  the  planned  major  overhaul  of  the  largest   Ravenswood
     generating unit, which should ensure its continued high availability during the summer. During the overhaul, we also implemented modifications to further improve the environmental efficiency of the unit. The unit was returned to service in mid February.

- We added the capability of burning natural gas at our last remaining unit at the Northport Generating Plant on Long Island that had not been converted to dual fuel use.

- At our Ravenswood 250 MW expansion project, construction continues and the facility is approximately 50% complete. We expect to have the plant operational by the end of this year, on schedule and on budget. Also, during the first quarter -- the New York administrative law judges recommended that the NY State Siting Board permit the construction of the 250MW Spagnoli Road Energy Center in Melville, Long Island. The Siting Board has scheduled a meeting during the week of May 5th to consider our generation project, and is expected to act upon this recommendation. The new plant could be operational for the summer of 2005. Meanwhile, we continue negotiations with LIPA regarding a Power Purchase Agreement.

- In executing our financial strategy, we issued 13.9 million shares of equity as a means of strengthening our balance sheet and used the proceeds to retire high cost debt.


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-    In terms of non-core assets, we monetized a piece of our ownership interest in Houston Exploration -- maintaining a controlling ownership interest of 56%. Also, we recently sold our 20% interest in Taylor NGL, which is based in Canada - realizing a small profit. In addition, we have started the process toward monetizing KeySpan Canada.

- From a regulatory perspective, we filed for a rate increase in the Boston Gas Service territory of our New England Energy Delivery Unit - requesting an additional $61 million in annual revenues to cover additional costs associated with upgrading our gas infrastructure and increasing pension and operations and maintenance costs, as well as a request for a weather normalization clause similar to the ones that we have in place for our NY utilities.

At this time, I will turn the call over to Wally Parker who will review our energy delivery and customer operations.

3.       Energy Delivery and Customer Relationships  -  (Wally Parker)

Thank You, Bob, and good afternoon.

The operational highlights of our energy delivery and customer operations business will focus on our core gas and energy services businesses...

Starting with the gas distribution business...


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     Our gas distribution  business  recorded an increase in operating income of approximately $34 million in the first quarter compared to 2002. This increase reflects an 11%, or approximately $60 million, increase in net margins which was partially offset by an increase in operating expenses of approximately $30 million due to higher pension & OPEB costs and other O&M costs associated with the colder weather. Net revenues benefited from higher customer consumption due to the colder than normal weather as well as the continued conversions of customers to gas for space heating purposes.

     Weather in the quarter was approximately 10% colder than normal, and approximately 35% colder than last year across our territories. In comparison to 2002, the combination of conversions of customers to natural gas and colder than normal weather added approximately $30 million in net revenues in our New York service territory and approximately $35 million in net revenues in our New England service territory. Mitigating the benefit of colder weather on 2003 results was the tariff weather normalization clauses in New York / Long Island and a weather derivative in New England. Keep in mind, that the primary purpose of weather normalization clauses and associated weather derivatives is to mitigate the impact of both colder and warmer than normal weather conditions on our earnings and customers.

     In the quarter, we continued our aggressive sales growth despite the challenge of increasing gas costs and colder weather.


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     We have  completed  more than  9,000 gas  installations,  which  should add approximately $8.5 million in new gross profit margin - and are on target to meet our aggressive goal of $61 million in new gross profit margin

o In New York, we have added approximately $2.6 million in new gross profit margin

o On Long Island, we have added approximately $2.8 million in new gross profit margin

o And, in our New England territory, we have added approximately $3.1 million in new gross profit margin

     Increased margins due to the cold weather and new customer growth were offset by:

o a $ 9.2 million increase in pension /OPEB costs which was reflected in our forecast, and

o higher operation and maintenance costs attributable, in part, to increased repair and maintenance work needed on our infrastructure due to the colder than normal weather experienced in the quarter

     Given the record cold winter conditions, our gas system was challenged and responded with outstanding performance levels. In addition, from a supply perspective, we had more than adequate supplies to meet our customers needs. Reliable supplies of gas at market sensitive prices were provided for through our annual preparation including the negotiation of our contracts, prudent hedges and the filling of gas storage prior to peak winter months.


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Moving  to  KeySpan  Energy  Services,  which  is  primarily  comprised  of  the operations of Home Energy Services and Business Solutions.

The operating loss in the quarter was essentially the same as in 2002. The operating loss in the quarter reflects the continued effects of the sluggish economy and general downturn in the construction industry, which has delayed the commencement of certain engineering and design, and construction projects and has resulted in lower realized margins in our Business Solutions segment. In addition, due to the colder months -- some mechanical construction projects did not take place. However, I'm encouraged that Business Solutions maintains a revenue backlog of approximately $250 million for 2003.

     We continue to identify opportunities for increased profitability through additional revenue producing activities and operational efficiencies.

At this point, let me turn it over to Bob Fani to review the asset and supply side of our business.

4. Unregulated Operations - (Robert Fani)

Thank You, Wally, and good afternoon.


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


     Our electric business reported operating income of approximately $40 million. Quarterly performance was in line with our forecast and, as expected, below last year's results. The year over year results reflect:

1. The contribution from our newly installed peak generating units on Long Island - which contributed approximately $6 million in operating income for the quarter, offset by...

2. lower realized capacity prices at Ravenswood due to more competitive pricing in the winter period - but in line with our forecast.

3.   an increase in pension/OPEB costs, and

4. higher operating and maintenance expenses associated with the incremental expense from the major generator overhaul at Ravenswood

     One of the key drivers of last summer's superior generation performance was the intense plant maintenance program that we have in place -- a program that continued throughout the winter in preparation for the upcoming summer. Annual maintenance and repair work continues at our Ravenswood and Long Island Generating units with our largest unit - Big "Allis" at Ravenswood back in service and ready to perform in the coming summer months. All units are expected to be up and running for the summer season

Expanding upon our generation discussion... the energy volumes at Ravenswood declined during the quarter due to the major overhaul of `Big Allis' - however this was partially offset by the benefit of higher spark spreads as compared to prior years.


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Moving to Energy Investments...

Our Energy Investment segment - which includes our E & P operations, pipeline and other investments -- reported an increase in operating income of approximately $39.7million. The increase is primarily due to the recent increase in gas commodity prices realized in our E&P operations.

Our E & P operations reported a 65% increase in average realized gas prices from $2.98 per Mcf to $4.91 per Mcf in the first quarter as compared to the same period last year. In addition, our E&P operations achieved a modest increase in quarterly production, as production volumes increased from 25.7 Bcfe in 2002 to
26.1 Bcfe in 2003. THX has hedged approximately 67% of 2003 gas production at a weighted average floor price of $3.42 per MMBtu and weighted average ceiling price of $4.55 per MMBtu. In addition, for 2004 - based on current year gas production -- THX has hedged approximately 38% of its estimated gas production at a weighted average floor price of $3.75 per MMBtu and weighted average ceiling price of $5.05 per MMBtu.

     In terms of non-core assets -- our strategy to continue to monetize our investment in these assets is illustrated in the recent step taken to reduce our ownership interest to 56% of Houston Exploration. In addition, we recently sold


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our 20%  ownership  interest  in Taylor  NGL LP,  which  owns and  operates  two extraction plants, one located in British Columbia, and one in Alberta, Canada. The sale resulted in a small gain to the company. Looking back at the past two years, we began this monetization process with the sale of our propane business in 2001. Continuing into 2002, we sold Midland Enterprises and monetized a portion of our investment in a joint venture drilling program with Houston Exploration. These divestitures reflect the execution of our strategy and
commitment  to  our  core  businesses.   We  continue  to  assess   monetization
opportunities that will provide the greatest benefit to our shareholders, and look to develop the appropriate strategies for the remaining non-core assets going forward to further build upon what we have accomplished the last 2 years.

For example, we have initiated the process of monetizing a portion of our interests in KeySpan Canada. I will turn it over to Gerry for a more detailed discussion of that process, as well as a thorough financial review of our results.


5. Earnings Results - (Gerry Luterman) Thanks Bob and good afternoon.

     Our first quarter consolidated results -- including the one-time gain on our sale of a portion of our shares of Houston Exploration-- was $1.54 per share -- compared to $1.52 per share earned in the first quarter of 2002. Please note these results include the impact from our sale of equity in January.


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     In addition to the  favorable  contributions  from our  operating  business segments identified by Wally and Bob - this quarter's results were also enhanced by the benefit of a number of financial initiatives put in place to strengthen our financial profile and liquidity.

Specifically....

o First, in January 2003, we issued 13.9 million shares of common stock, raising net proceeds of approximately $473 million in a very favorable transaction for KeySpan

o Second, we effectively used those proceeds for the planned retirement of approximately $450 million of long term, high interest rate debt. This callable debt originated primarily as a result of the KeySpan /LILCO/LIPA transaction and had interest rates of 6.90% to 8.20%, with redemption dates of 2019 to 2023.This step further reduced the dilutive effect of the equity issuance.

o In conjunction with this step, we incurred $18.5 million in call premiums and related costs. At current interest rates - the retirement of this debt is worth approximately $30- $35 million (pre-tax) in annual interest savings to the company



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o    Also, associated with this transaction,  in February 2003, we terminated an interest rate swap agreement with an aggregate notional amount of $270 million and received $18 million from our swap counter-parties, of which $8.1 million represents accrued interest. The difference between the termination settlement amount and the amount of accrued interest, $10.3 million, was recorded through earnings as a reduction to interest expense in the first quarter. This swap was put in place to hedge a portion of our outstanding promissory notes. Thus, the $10.3 million gain offset a good portion of the cost of redeeming the higher interest rate debt.

o    Thirdly,  we used the $79  million in  proceeds  from the sale of shares of
     Houston   Exploration  to  pay  down  commercial  paper  and  increase  our liquidity. Therefore, as result of these initiatives -- our GAAP debt-to-total capitalization ratio as of March 31, 2003 was 59.5% -- as compared to 67% at year-end 2002 - a 750 basis point improvement. When calculated according to our credit facility - which principally provides an 80% equity credit for our MEDS units issued last year and reflects 100% of our obligation under the Ravenswood Master lease as debt, the debt-to-total capitalization ratio was reduced to approximately 57%.

Turning now to liquidity...

o    During the quarter, we improved our position through three initiatives --

o First, as planned and reflected in our guidance, we reduced our capital expenditures from $244 million in the first quarter of 2002 to $221 million in 2003. This optimization of capital expenditures is one of the keys to our financial strategy and health.


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o    Secondly,  we improved our cash flow from operations - which increased from approximately $330 million in the first quarter of 2002 to approximately $490 million in 2003

o Third, the benefit received in the fourth quarter of 2002 from the termination of two interest rate swap agreements will continue to provide us with a net benefit of approximately $2.5 million per quarter in 2003, as the proceeds from the termination are amortized to earnings.

o And lastly, in April, we further improved our liquidity by terming out $300 million of commercial paper with 10 and 30 year debt -- $150 million of 10-year notes were issued with a 4.65% coupon and $150 million of 30-year notes with a 5.875% coupon. The debt issuance was exceptionally well received and substantially over-subscribed. The debt issued was `A' rated by all 3 rating agencies.

Turning back to some other quarterly financial issues.

o As Bob indicated, we have initiated the process on monetizing KeySpan Canada - We have taken the preliminary steps in establishing an open-ended income fund trust. The fund would initially acquire approximately one-third of our ownership interest in KeySpan Canada. The fund would issue trust units through an initial public offering and would be registered on the Toronto stock exchange. Again, this is preliminary, and a considerable amount of work is yet to be done.


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o    Second,  and in the  spirit of  transparency  and  openness,  we are likely during the third quarter, to classify the Ravenswood Master Lease as debt on the Balance Sheet - in accordance with FASB Interpretation No. 46 issued in January 2003. As stated earlier, we already incorporate 100% of this lease in our credit facility calculation of debt to total capitalization and we therefore anticipate no change to the levels previously reported. It should be noted, any historical changes to the P & L associated with this transaction - principally the accrual of depreciation for the period since our acquisition of the plant in 1999 -- will be reflected as a change in accounting and excluded from operating performance.

Moving now to average shares outstanding:

o For comparison purposes, our average common shares outstanding for the quarter ended March 31, 2003 increased from 140.0 million shares in 2002 to
     156.9 million  shares in 2003.  The increase is driven  primarily  from the
     13.9 million-share equity issuance in quarter, as well as from shares issued through the Company's Dividend Reinvestment and Employee Stock Purchase Plans. This increase in average common shares outstanding from both the equity issuance and Company plans reduced earnings per share in the first quarter of 2003 by approximately $0.19 per share compared to last year.



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o    As we have  previously  stated,  this  dilution  and the  interest  savings discussed earlier, were planned and are reflected in the guidance provided

o Our Board declared a quarterly cash dividend of $0.445 per share, payable today to shareholders of record on April 16. Our annual dividend is $1.78 per share - which currently yields over 5%.

o And lastly, I would like to report on some recent changes to our finance team. Anne Jordan, vice president, Financial Planning and Forecasting and Ron Jendras, Vice President, Controller and Chief Accounting Officer have both retired. Both Anne and Ron, each with 25 years "plus" experience at KeySpan, have contributed immensely during their tenure.

o Teri Balog, our Assistant Controller, has assumed the role of Vice President and Controller. Joe Bodanza, Senior Vice President, has assumed the role of Chief Accounting Officer in addition to his existing responsibilities. Finally, Michael Taunton, has assumed the Financial Planning and Forecasting role in addition to his existing responsibilities.

o    We wish them all well.



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I will now turn it back to Bob for some closing comments.

Closing Comments (Robert Catell)

Thank you Gerry for the financial update. An excellent winter heating season is behind us --- as we now turn our focus to the summer outlook. We continue to upgrade our generation portfolio - increasing its reliability in anticipation of the upcoming summer. Our solid first quarter illustrates our ability to remain focused on growing our core business, while continuing to monetize our non-core investments. In addition, we continue to execute our financial strategy, which is an integral component of our corporate strategy. With focus and fundamentals in place, we expect to continue to provide significant shareholder value.

Thank you.

Mike Taunton - At this time, we would be happy to take your questions or follow up with you after the call on more detailed questions.

(After Questions)

Well, if there are no more questions, I would like to thank you for your interest in KeySpan.



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